[LETTERHEAD]

                                       3 February 1993


Mr. Nicholas D. Chabraja
440 King Muir Road
Lake Forest, IL 60045

Dear Nick:

This letter confirms our offer to you to become the Senior Vice President and General Counsel of General Dynamics, reporting to me effective 1 January 1993. You will be a Corporate officer as approved by the Board of Directors. The basic terms are as follows:

         Base Salary:  Initial salary at the rate of $350,000 per year.

         Incentive Compensation: Participation in the Corporation's Management Incentive Plan beginning March, 1994. Annual awards are dependent upon your performance. Determination of the amount of your award is made by the Compensation Committee of the Board of Directors.

         Top "150" Team Front-load Restricted Stock: Additionally, you will be a member of our Top "25" key management team. In order to put you on an equal footing with the other members of this team, we will make you an award of 15,000 shares of General Dynamics restricted stock immediately. These shares of restricted stock will vest according to the lapsing rules of our normal program, provided you remain employed by General Dynamics through 31 December 1994. The amount also takes into consideration the fact that you will not achieve a vested retirement benefit during the term of this agreement. Your restricted stock will also be eligible for any accelerated lapsing of remaining restricted shares based on performance criteria set and approved by the Compensation Committee.

         Additionally, you will receive the normal General Dynamics benefit package and perquisites for the top executives of the Company. This includes, but is not limited to, the Retirement Plan for Salaried Employees; Group Medical and Life Insurance Plan; the Named Individual Accidental Death Insurance Plan; the Long-term Disability Plan; the Dental Plan; Executive Financial Planning; the Officer's Vacation Plan; the company-provided automobile; and the company-provided memberships to a country club and appropriate luncheon clubs. You will also be able to participate immediately in the Company's Supplemental Savings

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         and Stock Investment plan (SSIP). After you have completed one full year of employment you will be able to participate in the Company's Tax Qualified SSIP.

It is further understood that during your employment with General Dynamics, you will remain a partner in the law firm of Jenner and Block and that any salary and bonus paid to you by General Dynamics will be remitted to Jenner and Block, net of taxes, and that Jenner and Block will deduct the gross payments from their annual billings to General Dynamics, effective with your 1 January 1993 hire date.

Nick, we very much look forward to having you as a member of our team and believe that this letter contains all of the understandings that we have agreed to.

                                           Sincerely,

                                           /s/ WILLIAM A. ANDERS
                                           ---------------------
                                           William A. Anders
                                           Chairman & CEO



WAA:daw


Accepted By:


/s/ NICHOLAS D. CHABRAJA      March 2, 1993
- -------------------------------------------
Nicholas D. Chabraja                   Date
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[LETTERHEAD]

                               22 December 1993


Mr. Nicholas D. Chabraja
440 King Muir Road
Lake Forest, Illinois 60045

Dear Nick:

         This letter confirms our recent conversations and restates the terms of your employment with General Dynamics. As we have agreed, you will continue to serve as Senior Vice President and General Counsel of General Dynamics (or in any other capacity deemed appropriate by the Board of Directors), reporting directly to me.

         You will continue to be compensated at your current base salary of $350,000 per year, plus such additional incentive compensation as the Compensation Committee of the Board of Directors shall from time to time award to you. Annual reviews of total compensation are generally made in March of each year and are based upon your performance and that of the Company. You will also continue to participate in such health and welfare and other benefit programs of General Dynamics as are available to other senior officers of the Company.

         Provided you remain employed by the Company through 31 December 1994, the Restricted Stock granted to you in February 1993 will continue to vest according to the lapsing rules of the Restricted Stock Program. This letter also acknowledges that you are participating in General Dynamics' recently adopted long-term compensation plan through awards made to you in October 1993 of stock options and restricted stock.

         This letter confirms that you intend to continue to reside in Chicago and to remain a partner in the law firm of Jenner & Block during your employment with General Dynamics. On the other hand, you agree that you will not participate in the fees that Jenner & Block derives from its representation of General Dynamics so long as you are employed as an officer of General Dynamics. It is also understood that Jenner & Block will not bill General Dynamics for any time you personally devote to General Dynamics as an officer of the Company.
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Nicholas D. Chabraja                     2                      22 December 1993


         I applaud your outstanding efforts during the past year and look forward to an equally satisfying association in the future.

                                          Sincerely,

                                          GENERAL DYNAMICS CORPORATION


                                          /s/ J. R. MELLOR
                                          ----------------
                                          J. R. Mellor
                                          President and Chief Executive Officer



Agreed:





By:  /s/ NICHOLAS D. CHABRAJA
    --------------------------------
      Nicholas D. Chabraja

JRM:gmb